Exhibit 99.1

                         PATHMARK PLACES $50 MILLION OF

                    8.75% SENIOR SUBORDINATED NOTES DUE 2012


Carteret, New Jersey, December 12, 2003--Pathmark Stores, Inc. (Nasdaq: PTMK) announced today that it has agreed to sell in a private placement $50 million aggregate principal amount of its 8.75% senior subordinated notes due 2012. The notes are an add-on to Pathmark's $200 million private placement that closed on January 29, 2002 and $100 million private placement that closed on September 19, 2003. The net proceeds from this offering will be used to repay part of the floating rate term loan outstanding under Pathmark's bank credit facility. This offering is expected to close on December 18, 2003, subject to customary closing conditions.

The notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes described herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Except for historical information contained herein, the matters discussed in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management's assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company does not undertake to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company's operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company's periodic reports available from the Securities and Exchange Commission.

Pathmark Stores, Inc. is a regional supermarket currently operating 143 supermarkets primarily in the New York-New Jersey and Philadelphia metropolitan areas.

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